UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 13, 2006

SUPERIOR ESSEX INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50514	20-0282396
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

150 Interstate North Parkway, Atlanta, Georgia 30339
(Address of Principal Executive Offices) (Zip Code)

(770) 657-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into a Material Definitive Agreement.

Denys Gounot, a member of the board of directors of Superior Essex Inc. (the “Company”), is the owner of DG Network.  As previously disclosed on Forms 8-K filed on February 23, 2005 and August 5, 2005, the Company and DG Network were parties to a consulting agreement pursuant to which DG Network provided consulting services to the Company in connection with the combination of the Company’s UK magnet wire business with Nexans’ European magnet wire business.  The consulting agreement was extended through October 21, 2005, the closing of the European magnet wire joint venture between the Company and Nexans.  Upon the closing, Mr. Gounot was named chair of the board of Essex Nexans Europe SAS (“Essex Nexans”), the holding company for the Company’s joint venture with Nexans.

As of January 18, 2006, the Company entered into a new consulting agreement (the “Consulting Agreement”) with DG Network, pursuant to which DG Network will receive an annual fee of $150,000, payable in equal monthly installments in advance, for providing consulting services to Essex Nexans and as payment to Mr. Gounot for serving as chair of Essex Nexans. The payments are effective as of October 21, 2005.  DG Network will be reimbursed for reasonable travel and out-of-pocket expenses incurred in connection with the provision of consulting services.  The Consulting Agreement may be terminated by either party upon 60 days prior notice.

In addition, the Company and Mr. Gounot entered into an agreement (the “Agreement”) as of January 18, 2006 providing for Mr. Gounot to receive 3,000 shares of the Company’s restricted common stock vesting on December 31, 2006 as additional compensation for serving as chair of Essex Nexans, subject to his continued service in that capacity through the vesting date. Mr. Gounot will also be reimbursed for reasonable travel and out-of-pocket expenses incurred in connection with serving as chair of Essex Nexans.

Item 9.01.              Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(d)                                 Exhibits:

Exhibit Number	Description

10.1	Consulting Agreement dated as of January 18, 2006 between the Company and DG Network

10.2	Agreement dated as of January 18, 2006 between the Company and Denys Gounot

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ESSEX INC.

Dated: January 20, 2006

	By:	/s/ David S. Aldridge
David S. Aldridge
Executive Vice President, Chief Financial Officer and Treasurer